Exhibit 5.1

DRAFT: NPB (10.02.11)

Our ref     NPB/657432/19079180v5

China Oumei Real Estate Inc. PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands Pillsbury Winthrop Shaw Pittman LLP 2300 N Street, N.W. Washington, DC 20037-1122

[●] 2011

Dear Sirs

China Oumei Real Estate Inc.

We act as counsel as to matters of Cayman Islands law to China Oumei Real Estate Inc., an exempted company incorporated in the Cayman Islands with incorporation number 164013 (the "Company").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
The Certificate of Incorporation dated 10 March 2006, the Certificate of Incorporation on change of Name dated 9 August 2010 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 6 August 2010 (the "Articles").

1.2
The unanimous written resolutions (collectively, the "Resolutions") of the Board of Directors of the Company dated: (i) 14 April 2010 ("Resale Pre-Closing Resolutions"); (ii) 14 April 2010 (the "Resale Post-Closing Resolutions"); and (iii) [●]  ("Underwritten Offer Resolutions").

1.3	The register of members of the Company as provided to us on [●] 2011 (the "Register of Members").

1.4	A Certificate of Good Standing issued by the Registrar of Companies dated [●] 2011 (the "Certificate of Good Standing").

1.5	A certificate from a Director of the Company a copy of which is annexed hereto (the "Director's Certificate").

1.6
Warrants for the purchase of 1,387,350 ordinary shares of par value US$0.002112 in the Company ("Ordinary Shares") issued by the Company to certain private placement investors on 14 April 2010 (the "Private Placement Warrants").

1.7	Warrant for the purchase of 138,735 Ordinary Shares issued by the Company to private placement agent on 14 April 2010 (the "Placement Agent Warrant").

The Private Placement Warrants and the Placement Agent Warrant are referred to herein as the "Warrants".

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion.  We have also relied upon the following assumptions, which we have not independently verified:

2.1
Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	At the time of the exercise of each Warrant in accordance with its terms (the "Exercise"):

(a)	the laws of the Cayman Islands (including the Companies Law (2010 Revision) of the Cayman Islands (the "Companies Law")) will not have changed;

(b)	the Company will have sufficient authorised but unallotted and unissued Ordinary Shares, in each case to effect the Exercise in accordance with the Articles and the Companies Law;

(c)	the Company will be able to pay its debts as they fall due in the ordinary course of business immediately following the Exercise;

(d)	the Company will not have been struck off or placed in liquidation;

(e)	the issue price for the Ordinary Shares to be issued pursuant to each Warrant (the "Warrant Shares") will not be less than the par value of the Warrant Shares; and

(f)	the Articles will not have been altered, amended or restated.

2.4	The issue price for Offer Ordinary Shares (as defined below) will not be less than the par value of such Offer Ordinary Shares.

2.5
At the time of the conversion of the 2,774,700 outstanding 6% convertible preference shares of par value US$0.002112 each in the Company (the "Outstanding Preference Shares") into Ordinary Shares in accordance with the Articles (the "Conversion"):

(a)	the laws of the Cayman Islands (including the Companies Law) will not have changed;

(b)	the Company will have sufficient authorised but unallotted and unissued Ordinary Shares, in each case to effect the Conversion in accordance with the Articles and the Companies Law;

(c)	the Company will be able to pay its debts as they fall due in the ordinary course of business immediately following the Conversion;

(d)	the Company will have shares in issue immediately prior to the Conversion other than the Outstanding Preference Shares to be converted;

(e)	the Company will not have been struck off or placed in liquidation; and

(f)	the issue price for Ordinary Shares to be issued on the Conversion will not be less than the par value of such Ordinary Shares; and

(g)	the provisions of the Articles and the Resolutions relating to the Conversion will not have been altered, amended or restated.

2.6	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The Company has full power and authority under its Articles to enter into, execute and perform its obligations under the Warrants.

3.3
The execution, delivery and performance of the Warrants have been authorised by and on behalf of the Company and, assuming the Warrants have been unconditionally delivered, in each case by a director or officer of the Company, the Warrants have been duly executed and delivered on behalf of the Company.

3.4
The 31,000,062 outstanding Ordinary Shares (the "Outstanding Ordinary Shares") and the form of share certificate to be used to evidence ownership of the Outstanding Ordinary Shares have been duly authorised by the Company. The Outstanding Ordinary Shares have legally issued as fully paid and non-assessable. The rights and restrictions of the Outstanding Ordinary Shares are as set out in the Articles.

3.5
The Ordinary Shares to be issued pursuant to the underwritten offer (the "Offer Ordinary Shares") and the form of share certificate to be used to evidence ownership of the Offer Ordinary Shares have been duly authorised by the Company. Upon receipt of by the Company of the issue price therefor and such Offer Ordinary Shares being entered as fully paid on the Register of Members, the Offer Ordinary Shares will have been legally issued as fully paid and non-assessable. The rights and restrictions of the Offer Ordinary Shares will be as set out in the Articles.

3.6
The Warrant Shares have been duly authorised by the Company. Upon receipt by the Company of payment therefor (as provided in each Warrant) and registration in the Register of Members, the Warrant Shares will be legally issued as fully paid and non-assessable.  The rights and restrictions of the Warrant Shares will be as set out in the Articles.

3.7
The 2,774,700 outstanding Preference Shares (the "Outstanding Preference Shares") and the form of share certificate to be used to evidence ownership of the Preference Shares have been duly authorised by the Company. The Outstanding Preference Shares have legally issued as fully paid and non-assessable.  The rights and restrictions of the Outstanding Preference Shares are as set out in the Articles and the Resolutions.  When the Ordinary Shares are issued upon Conversion of the Outstanding Preference Shares in accordance with the terms of the Articles and the Resolutions and entered as fully paid on the Register of Members, the Ordinary Shares will be legally issued as fully paid and non-assessable and will have the rights, privileges and preferences of Ordinary Shares are as set out in the Articles.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	Cayman Islands stamp duty may be payable if the original Warrants are brought to or executed in the Cayman Islands.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

4.3	We make no comment with regard to the references to foreign statutes in the Warrants.

4.4
Under the Companies Law, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law directs or authorises to be inserted therein.  A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We express no view as to the commercial terms of the Warrants or whether such terms represent the intentions of the parties and make no comment with regard to the representations that may be made by the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (No. 333-166658) of the Company (such Registration Statement, as amended from time to time, the “Registration Statement”) and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the United States or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Yours faithfully

Maples and Calder

China Oumei Real Estate Inc.
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

To:           Maples and Calder
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Dear Sirs

China Oumei Real Estate Inc. (the "Company")

I am a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law.  Capitalised terms used in this certificate have the meaning given to them in the Opinion.  I hereby certify that:

1           The Articles remain in full force and effect and are unamended.

2
The Resolutions were signed by all the directors in the manner prescribed in the Articles, were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

3
The issue price in respect of each Outstanding Ordinary Share and each Outstanding Preference Share has been received in full by, or on behalf of, the Company and was an amount at least equal to the par value of such Outstanding Ordinary Share or Outstanding Preference Share.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:                      _________________________________

Name:  ………………………
Title:           Director
Dated: ___ 2011